Exhibit 99.8

CONSENT TO BE NAMED A DIRECTOR OF

PIONEER NATURAL RESOURCES COMPANY

The undersigned hereby consents to being named in this joint proxy statement/prospectus included in the Registration Statement on Form S-4 filed by Pioneer Natural Resources Company (“Pioneer”) (including any amendments to such Registration Statement) in connection with the Agreement and Plan of Merger, dated as of October 20, 2020, by and among Pioneer, Pearl First Merger Sub Inc., Pearl Second Merger Sub LLC, Pearl Opco Merger Sub LLC, Parsley Energy, Inc. and Parsley Energy, LLC (the “Merger Agreement”), as it may be amended from time to time, as a person who will become a director of Pioneer at the Effective Time (as such term is defined in the Merger Agreement) and to the filing of this consent as an exhibit to the Registration Statement.

Date: December 2, 2020

/s/ A.R. Alameddine
Name: A.R. Alameddine